Exhibit 16.1

June 9, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Gentlemen:

We have read the statements made by KMG Chemicals, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of KMG Chemicals, Inc. dated June 9, 2006.  We are in agreement with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP